Exhibit 3.2

ARTICLES OF AMENDMENT
OF
CORNERSTONE GROWTH & INCOME REIT, INC.

THIS IS TO CERTIFY THAT:

FIRST:            Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), Cornerstone Growth & Income REIT, Inc. (the “Corporation”) desires to amend its charter as currently in effect and as hereinafter amended.

SECOND:       Article I of the Corporation’s charter shall be amended as follows:

The name of the Corporation is Cornerstone Healthcare Plus REIT, Inc. (the “Corporation”).

THIRD:           This amendment to the Corporation’s charter was approved by a majority of the entire Board of Directors of the Corporation.  This amendment is limited to a change expressly authorized by Section 2-605(a)(1) of the MGCL to be made without action by the Corporation’s stockholders.

IN WITNESS WHEREOF, the Corporation has caused the foregoing amendment of its charter to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Senior Vice President and Secretary on this 29th day of December, 2009.

CORNERSTONE GROWTH & INCOME REIT, INC.

By:	/s/ Terry G. Roussel
Terry G. Roussel
President and Chief Executive Officer

ATTEST:

	By:	/s/ Alfred J. Pizzurro
Alfred J. Pizzurro
Senior Vice President and Secretary